As filed with the Securities and Exchange Commission on September 4, 2012

Registration No. 333- _______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

PARKERVISION, INC.
(Exact Name of Registrant as Specified in Its Charter)

Florida	59-2971472
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

7915 Baymeadows Way, Suite 400 Jacksonville, Florida 32256 (904) 732-6100	Jeffrey L. Parker Chairman of the Board and Chief Executive Officer ParkerVision, Inc. 7915 Baymeadows Way, Suite 400 Jacksonville, Florida 32256 (904) 732-6100
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Office)	(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
David Alan Miller, Esq.
Graubard Miller
405 Lexington Avenue, 19th Floor
New York, New York  10174
Telephone:  (212) 818-8800
Fax:  (212) 818-8881

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [   ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. [   ]

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box [   ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ] (Do not check if a smaller reporting company)	Smaller reporting company [X]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered(1)	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee(3)
Common stock, par value $.01 per share	(2)	(2)	(2)	—
Preferred stock, par value $1.00 per share	(2)	(2)	(2)	—
Warrants	(2)	(2)	(2)	—
Debt Securities	(2)	(2)	(2)	—
Total			$25,000,000	$1,418.59

(1)
This registration statement covers such indeterminate number of shares of common stock and preferred stock, such indeterminate number of warrants to purchase common stock, preferred stock or other securities offered hereby and such indeterminate principal amount of debt securities of the registrant as have an aggregate initial offering price not to exceed $25,000,000. The securities registered hereunder are to be issued from time to time at prices to be determined. The securities registered hereunder also include such indeterminate number of shares of common stock and preferred stock as may be issued upon conversion or exchange of preferred stock or debt securities that provide for conversion or exchange, upon exercise of warrants or pursuant to the anti-dilution provisions of any such securities to be offered hereby. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover such additional number of securities as may be offered or issued in connection with any stock splits, stock dividends or similar transactions. This registration statement also relates to the rights to purchase a fraction of a share of Series E preferred stock that are attached to all shares of the registrant’s common stock pursuant to the Shareholder Rights Agreement, dated as of November 21, 2005. Until the occurrence of events described in the Shareholder Rights Agreement, the rights are not exercisable, are evidenced by the registrant’s common stock certificates and are transferable with and only with the registrant’s common stock.

(2)
Omitted pursuant to General Instruction II.D of Form S-3 and Rule 457(o) promulgated under the Securities Act of 1933, as amended. The proposed amount to be registered, maximum offering price per unit and maximum aggregate offering price per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder.

(3)
Calculated pursuant to Rule 457(o) promulgated under the Securities Act of 1933, as amended. The $25,000,000 of securities registered hereunder includes $12,621,377 of unsold securities (the “Unsold Securities”) registered pursuant to Registration Statement No. 333-161903, declared effective on September 30, 2009 (the “Prior Registration Statement”). Pursuant to Rule 415(a)(6) under the Securities Act, the filing fee of $704.27 previously paid in connection with the Unsold Securities will continue to be applied to the Unsold Securities. A filing fee of $1,418.59 is paid herewith in connection with the $12,378,623 of new securities registered hereunder.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated September 4, 2012

Prospectus

PARKERVISION, INC.

$25,000,000

COMMON STOCK, PREFERRED STOCK, WARRANTS AND DEBT SECURITIES

We will offer and sell from time to time shares of common stock, shares of preferred stock, warrants and debt securities at an aggregate initial offering price not to exceed $25,000,000. The securities may be offered separately, together, or in series, and in amounts, at prices and on other terms to be determined at the time of each offering. We will provide the specific terms of the securities to be sold in a prospectus supplement.

We may sell the securities directly to investors, to or through underwriters or dealers or through agents designated from time to time, among other methods. The prospectus supplement for each offering will describe in detail the specific plan of distribution for the securities. The prospectus supplement also will set forth the price to the public of such securities, any placement agent’s fees or underwriter’s discounts and commissions, and the net proceeds we expect to receive from the sale of the securities.

Our common stock is listed for trading on the NASDAQ Capital Market under the symbol “PRKR.” On August 30, 2012, the last reported sale price of our common stock was $2.29. As of the date of this prospectus, none of the other securities that we may offer by this prospectus are listed on any national securities exchange or automated quotation system.

Investing in our securities involves a high degree of risk. See the section entitled “Risk Factors” appearing on Page 5 in this prospectus and elsewhere in any supplements for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is _______, 2012

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	1
PROSPECTUS SUMMARY	1
RISK FACTORS	5
RATIO OF EARNINGS TO FIXED CHARGES	5
NOTE ON FORWARD-LOOKING STATEMENTS	5
USE OF PROCEEDS	6
DESCRIPTION OF CAPITAL STOCK	6
DESCRIPTION OF WARRANTS	14
DESCRIPTION OF DEBT SECURITIES	16
PLAN OF DISTRIBUTION OF SHELF SECURITIES	23
LEGAL MATTERS	26
EXPERTS	26
WHERE YOU CAN FIND MORE INFORMATION	26

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a “shelf” registration process. Under this shelf process, we may, from time to time, sell or issue any of the combination of securities described in this prospectus in one or more offerings with a maximum aggregate offering price of up to $25,000,000.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement, together with the additional information described below under the heading “Where You Can Find More Information.”

You should not assume that the information appearing in this prospectus is accurate as of any date other than the date on the front cover of this prospectus. You should not assume that the information contained in the documents incorporated by reference in this prospectus is accurate as of any date other than the respective dates of those documents. Our business, financial condition, results of operations, and prospects may have changed since that date.

References in this prospectus to “ParkerVision,” the “Company,” and “we,” “us” and “our” refer to ParkerVision, Inc., a Florida corporation.

PROSPECTUS SUMMARY

Company

We are in the business of innovating fundamental wireless technologies. We design, develop and market our proprietary radio frequency (“RF”) technologies and products for use in semiconductor circuits for wireless communication products. We are heavily reliant on our relationship with VIA Telecom, Inc. (“VIA”) since our RF transmit product interfaces directly to VIA’s CDMA baseband processors. We are currently working with VIA and one of their largest original equipment manufacturer (“OEM”) mobile handset customers on the design and test of a handset solution incorporating our technology, the successful completion of which, we believe, will lead to the incorporation of our technology into one or more of this OEM’s products. The design and test process is being conducted primarily in Asia at VIA and/or the handset OEM’s facilities and, as a result, we have committed significant resources in personnel, travel and related costs for our engineering and sales team to this design and test process.

We are also currently engaged in patent litigation with Qualcomm Incorporated (“Qualcomm”) for their alleged infringement of a number of our patents that relate to a portion of our receiver intellectual property. We believe the outcome of this litigation is critical to our ability to generate meaningful revenue from certain of our receiver technologies, and we intend to devote substantial resources to this litigation. The court held a non-adversarial technology tutorial on July 24, 2012. On August 6, 2012, the court held a claim construction hearing where we and Qualcomm presented our respective arguments for the proposed construction of disputed claim terms. The court has not yet issued a ruling on claim construction. On August 24, 2012, the court granted Qualcomm’s previously filed motion to dismiss our claims of indirect patent infringement (but not our claims of direct patent infringement), based on a recent federal appeals court ruling which changed the pleading requirements; however, the court also granted us leave to file an amended complaint. On August 30, 2012, we filed an amended complaint against Qualcomm for direct and indirect patent infringement.

The court has set a deadline for fact discovery of November 30, 2012 and a trial date of August 5, 2013. Discovery in the case is ongoing. At this time, we do not believe it is possible to predict the outcome of these proceedings. Although our litigation team is working on a partial contingency basis, we expect to incur significant costs for legal and expert fees related to this litigation.

Since 2005, we have generated no royalty or product revenue from our RF technologies. We have incurred losses from operations and negative cash flows in every year since inception and have utilized the proceeds from the sale of our equity securities to fund our operations. For the six months ended June 30, 2012, we incurred a net loss of approximately $9.1 million, representing an increase of approximately 32% when compared to the same period in 2011, and negative cash flows from operations of approximately $6.9 million, representing an increase of approximately 42% when compared to the same period in 2011. At June 30, 2012, we had an accumulated deficit of approximately $251 million and working capital of approximately $6.1 million. Our ability to generate revenues sufficient to offset costs is subject to our ability to successfully support our customers in completing their initial product designs, our ability to secure a reasonable market share through product offerings with our current customers and/or the addition of new customers and/or products, and our ability to successfully protect our intellectual property (“IP”).

We were incorporated under the laws of the State of Florida on August 22, 1989. Our executive offices are located at 7915 Baymeadows Way, Suite 400, Jacksonville, Florida 32256. Our telephone number is (904) 732-6100.

General Development of Business

Our business has been primarily focused on the development and marketing of our RF technologies for mobile applications. Our technologies represent unique, proprietary methods for processing RF waveforms in wireless applications. Our technologies apply to both transmit and receive functions of a radio transceiver. A portion of our transmit technology is marketed as Direct2Power™, or d2p™, and enables the transformation of a baseband data signal to an RF carrier waveform, at the desired power output level, in a single unified operation. A portion of our receiver technology is marketed as Direct2Data™, or d2d™, and enables the direct conversion of an RF carrier to a baseband data signal. Our development and marketing efforts since 2005 have been primarily focused on a portion of our transmit technologies; however, incorporation of some of our receiver technology in mobile applications is also contemplated in our product plans. Our patent infringement litigation is based on some of our receiver IP.

We completed the first d2p integrated circuit (“IC”) which embodied many of the advancements of our technology in 2006. This enabled us to create partially-integrated prototype radios for demonstration purposes. Since 2006, we have continued to further develop our prototype ICs and related demonstration platforms. Our prototypes support functionality that is multi-band (meaning multiple frequencies) and multi-mode (meaning multiple cellular standards and corresponding modulation formats). Our ICs support multiple bands of cellular and PCS (Personal Communications Service) frequencies and support the current and emerging cellular standards including GSM/EDGE, CDMA, W-CDMA, and HSUPA. We are also able to demonstrate 802.16e WiMax and LTE standards with our current ICs.

In concert with advancing our prototypes, we began cultivating potential customer relationships, primarily in the mobile handset industry. We believe our direct customers will likely be the mobile handset manufacturers and their chipset suppliers in the mobile handset industry. We have also cultivated relationships with the network providers who exert significant influence on the OEMs (Original Equipment Manufacturers) in the mobile handset industry.

Our lack of tenure in the mobile handset industry coupled with the unique nature of our technology resulted in lengthy and intense technology evaluation and due diligence efforts by potential customers. Furthermore, in order to utilize our technology in a mobile handset application, our RF chipsets must interface with the baseband processor that generates the data to be transmitted. Although our technology is capable of interfacing with any baseband processor, the development of the interface between the baseband processor and our chipset requires a cooperative effort with the baseband provider.

Customers

VIA Telecom, Inc. In December 2007, we entered into a licensing and engineering services agreement with VIA, who is a global supplier of CDMA baseband processors used in a wide range of mobile devices. VIA designs and supplies chipsets and related reference designs to handset OEMs and ODMs (Original Design Manufacturers) for incorporation into mobile devices. During 2008 and 2009, our development efforts were focused on advancing our ICs from prototype to production-ready samples for VIA and other potential customers. We also began development of various packaging designs and production test programs. During 2009, we worked with VIA to co-develop a sample 3G mobile handset which verified our technology in a working implementation and tested our technology’s performance. The results of these efforts were utilized to market our product to VIA’s customers.

During 2010, we modified our circuit layout and packaging to meet the design requirements of one of VIA’s customers. The testing of our product in this design was completed in early 2011. Despite the successful test results, this design did not result in an order from the prospective customer; however we were able to utilize the test results in marketing our solution to other VIA customers. Since mid-year 2011, we have been working with VIA and one of their largest OEM customers to design and test a handset solution incorporating our ICs, the successful completion of which, we anticipate will result in the incorporation of our technology into one or more of this OEM’s products.

Although VIA has the right, under their licensing agreement with us, to manufacture devices based on our technology and pay us a per unit royalty for the license, the agreement also provides for us to manufacture and sell such devices ourselves to third parties. We anticipate that our initial product revenues will be generated from chipset sales to VIA’s customers rather than through the licensing arrangement. We are highly dependent on our relationship with VIA, the loss of which could have a material adverse effect on our business.

ITT Corporation. ITT Corporation (“ITT”) has been a licensee of our d2p technology since 2007. In 2008, we delivered a development/demonstration platform to ITT for their use in product development and demonstration to their customers. ITT marketed our technology, based on our commercial designs, to a number of their customers and in October 2009, ITT was awarded a government contract for the demonstration of our technology in a highly integrated transceiver application for military products. ITT in turn, engaged us as a subcontractor to incorporate our commercial ICs into an existing highly integrated transceiver platform. The services related to this product demonstration were completed in the first quarter of 2010. We assisted ITT in seeking additional government funding projects for products incorporating our technologies; however, to date, we are not aware of any funds received by ITT for this purpose. We do not intend to initiate any new development efforts for ITT-related projects, unless those projects are funded by either ITT or their customers. In the event ITT completes development of a product incorporating our technology, we will receive a per unit royalty from them for any such products sold under the terms of our agreement with them.

Production and Supply

The ICs which incorporate our RF technologies are produced through fabrication relationships with IBM Microelectronics (“IBM”) using a Silicon Germanium process and Taiwan Semiconductor Manufacturing Company Limited (“TSMC”) using a CMOS semiconductor process. We believe IBM and TSMC have sufficient capacity to meet our foreseeable needs. In addition, our ICs have been and can be produced using different materials and processes, if necessary, to satisfy capacity requirements and/or customer preferences. In instances where our customer licenses our IP, the production capacity risk shifts to that customer.

Patents and Trademarks

We consider our IP, including patents, patent applications, trademarks, and trade secrets to be significant to our competitive positioning. We have a program to file applications for and obtain patents, copyrights, and trademarks in the United States and in selected foreign countries where we believe filing for such protection is appropriate to establish and maintain our proprietary rights in our technology and products. As of July 31, 2012, we have 140 U.S. and 62 foreign patents related to our RF technologies. In addition, we have approximately 56 U.S. and foreign patent applications pending. We estimate the economic lives of our patents to be fifteen to twenty years and our current portfolio of patents and patent applications has an average estimated remaining life of approximately 12 years.

Litigation

In July 2011, we filed a complaint in the United States District Court of the Middle District of Florida against Qualcomm seeking unspecified damages and injunctive relief for infringement of seven of our patents related to radio-frequency receivers and the down-conversion of electromagnetic signals (the “Complaint”). Qualcomm filed an Answer and Counterclaim to our Complaint (the “Counterclaim”) in which Qualcomm denied infringement and alleged invalidity and unenforceability of each of our patents. Qualcomm also named our long-time patent prosecution counsel, Sterne, Kessler, Goldstein & Fox PLLC (“SKGF”) as a co-defendant in its Counterclaim and further alleged that we aided and abetted SKGF in its alleged breach of fiduciary duty to Qualcomm and tortiously interfered with Qualcomm’s contractual relationship with SKGF. In November 2011, we filed a motion to dismiss nine counts of Qualcomm’s Counterclaim and a motion to strike certain of Qualcomm’s affirmative defenses. SKGF also filed a motion to dismiss Qualcomm’s claims against them.

In November 2011, Qualcomm filed a motion for preliminary injunction against SKGF. In February 2012, the court denied as moot Qualcomm’s motion for preliminary injunction. Instead, the Court approved a protective order, which all parties negotiated and agreed to, that enables SKGF to continue delivering legal advice and services to ParkerVision provided that they do not represent ParkerVision in the lawsuit or advise the Company regarding Qualcomm’s alleged infringement.

In February 2012, we filed an amended Complaint which dropped two patents from our original Complaint and added one patent which was not included in our original Complaint. In March 2012, Qualcomm filed an amended Counterclaim which dropped two counts from the original Counterclaim. Both ParkerVision and SKGF have filed amended motions to dismiss Qualcomm’s Counterclaims. The court has not yet ruled on these motions.

In March 2012, Qualcomm also filed a motion to dismiss our claims of indirect patent infringement.   On August 24, 2012, the court granted Qualcomm’s motion to dismiss our claims of indirect patent infringement (but not our claims of direct patent infringement), based on a recent federal appeals court ruling which changed the pleading requirements; however, the court also granted us leave to file an amended complaint. On August 30, 2012, we filed an amended complaint against Qualcomm for both direct and indirect infringement of six of our patents.

The court held a non-adversarial technology tutorial on July 24, 2012. On August 6, 2012, the court held a claim construction hearing where we and Qualcomm presented our respective arguments for the proposed construction of disputed claim terms. The court has not yet issued a ruling on claim construction.

The court has set a deadline for fact discovery of November 30, 2012 and a trial date of August 5, 2013. Discovery in the case is ongoing. At this time, we do not believe it is possible to predict the outcome of these proceedings.

RISK FACTORS

Any investment in our securities involves a high degree of risk. Potential investors are urged to read and consider the risks and uncertainties relating to an investment in our company set forth in our filings with the Securities and Exchange Commission, or “SEC,” including the risk factors and other information set forth in our annual report on Form 10-K for the year ended December 31, 2011 and our quarterly reports on Form 10-Q for the quarters ended March 31, 2012 and June 30, 2012. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business and results of operations. If any of these risks actually occur, our business, financial condition or results of operations could be seriously harmed. In that event, the market price for our common stock could decline and you may lose all or part of your investment.

RATIO OF EARNINGS TO FIXED CHARGES

The table below sets forth our ratio of earnings to fixed charges on a historical basis for the periods indicated. The ratios are calculated by dividing earnings by fixed charges. For the purposes of computing the ratio of earnings to fixed charges, earnings consist of pretax losses from continuing operations plus fixed charges. Fixed charges consist of interest expense, including estimates of interest inherent in rental expense. Where the ratio is less than 1:1 coverage, the deficiency is set forth. The information set forth in the table should be read in conjunction with the financial information incorporated by reference into this prospectus.

	For the Six Months Ended June 30,	For the Year Ended December 31,
	2012	2011	2010	2009	2008	2007
Ratio of earnings to fixed charges(A)	—	—	—	—	—	—
Deficiency of earnings to fixed charges	$5,061	$14,573	$15,028	$21,530	$23,074	$18,213

(A)	Due to our losses from continuing operations, the ratio earnings to fixed charges is less than 1:1 coverage for all periods presented.

We had no shares of preferred stock outstanding for any period presented. As a result, the ratio of earnings to combined fixed charges and preferred stock dividends is the same as the ratio of earnings to fixed charges.

NOTE ON FORWARD-LOOKING STATEMENTS

Some of the statements contained in this prospectus and incorporated by reference herein are forward-looking statements that relate to possible future events, our future performance and our future operations. In some cases, you can identify these forward-looking statements by the use of words such as “may,” “will,” “should,” “anticipates,” “believes,” “expects,” “plans,” “future,” “intends,” “could,” “estimate,” “predict,” “potential,” “continue,” or the negative of these terms or other similar expressions. These statements are only our predictions. We cannot guarantee future results, levels of activities, performance or achievements. Our actual results could differ materially from these forward-looking statements for many reasons, including the risks described from time to time in our SEC filings and those risks identified under sections entitled “Risk Factors” in any prospectus supplement. Important factors, among others, that may affect our actual results include:

•	Our history of losses;

•	Our need for additional capital;

•	The pace of technological change in our industry;

•	Our ability to gain commercial acceptance of our products;

•	Our ability to protect our intellectual property;

•	The outcome of litigation related to our intellectual property;

•	The effect of competition from other technologies;

•	Our reliance on baseband suppliers in commercializing our products;

•	Our dependence on key business and sales relationships; and

•	Our ability to attract and retain key executives and other highly skilled employees.

We are under no duty to update or revise any of the forward-looking statements or risk factors to conform them to actual results or to changes in our expectations.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, the net proceeds from the sale of the securities offered hereby will be used to fund working capital, capital expenditures, acquisitions and operating losses and for other general corporate purposes, including the payment of litigation expenses. Pending the application of such proceeds, we expect to invest the proceeds in short-term, interest bearing, investment-grade marketable securities or money market obligations.

DESCRIPTION OF CAPITAL STOCK

The following description of our common stock and our preferred stock is a summary. You should refer to our certificate of incorporation and our bylaws for the actual terms of our capital stock.

Common Stock

We are authorized to issue up to 100,000,000 shares of common stock, $0.01 par value per share. As of August 30, 2012, there were 78,429,535 shares of our common stock outstanding. In addition, as of such date, there were 12,025,280 shares of common stock subject to outstanding warrants, stock options and unvested restricted stock units. Holders of our common stock are entitled to one vote per share on all matters submitted to a vote of stockholders and may not cumulate votes for the election of directors. Common stockholders have the right to receive dividends when, as, and if declared by the board of directors from funds legally available therefore. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. There are no sinking fund provisions applicable to our common stock. When the consideration for which the board of directors authorized the issuance of shares is received, the shares of common stock will be fully paid and nonassessable. The rights of our common stock are subject to the express terms of our preferred stock and any series thereof.

Preferred Stock

We are authorized to issue up to 15,000,000 shares of preferred stock, $1.00 par value per share. As of August 30, 2012, there were no preferred shares issued or outstanding. Our board of directors has the authority, without shareholder approval, to issue the preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the shareholders. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisition and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or discourage a third party from acquiring, a majority of our outstanding common stock. Our board of directors may issue preferred stock with voting and conversion rights that could adversely affect the voting power of the holders of our common stock or holders of other series of preferred stock.

The following outlines some of the general terms and provisions of the preferred stock that we may issue. A prospectus supplement will describe the particular terms of any preferred stock offered from time to time, and may supplement or change the terms outlined below. We will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, a form of the articles of amendment that sets forth the terms of the particular preferred stock we are offering. The summary of such terms contained in this prospectus and in the applicable prospectus supplement is qualified in its entirety by reference to such form of articles of amendment. We urge you to read the form of articles of amendment and the additional description of the terms of the preferred stock included in the prospectus supplement.

If we offer a series of preferred stock, we will describe the specific terms of that series in a prospectus supplement, including:

•	the title of the series of preferred stock and the number of shares offered;

•	the price at which the preferred stock will be issued;

•	the dividend rate, if any, the dates on which the dividends will be payable and other terms relating to the payment of dividends on the preferred stock;

•	the voting rights of the preferred stock;

•	whether the preferred stock is redeemable or subject to a sinking fund, and the terms of any such redemption or sinking fund;

•	whether the preferred stock is convertible into any other securities, and the terms and conditions of any such conversion;

•	the liquidation preference of the preferred stock; and

•	any additional rights, preferences and limitations of the preferred stock.

When the consideration for which the board of directors authorized the issuance of shares is received, the shares of preferred stock will be fully paid and nonassessable.

Series E Preferred Stock

On November 17, 2005, the board of directors designated 100,000 shares of authorized preferred stock as the Series E Preferred Stock in conjunction with its adoption of a Shareholder Protection Rights Plan (as described below). As of August 30, 2012, there were no shares of this series issued and outstanding.

Certain rights of this series of preferred stock are defined in terms of a “Reference Package.” The “Reference Package” is initially 10,000 shares of common stock, as adjusted for stock dividends, subdivisions and combinations.

The holders of full or fractional shares of this series are entitled to receive dividends, when and as declared by the board of directors, on each date that dividends or other distributions (other than dividends or distributions payable in our common stock) are payable on or in respect of common stock comprising part of the Reference Package, in an amount per whole share of this series equal to the aggregate amount of dividends or other distributions that would be payable on such date to a holder of the Reference Package. In addition, on the last day of March, June, September and December in each year, the holders of this series are entitled to receive dividends in an amount per whole share of this series equal to the excess (if any) of $100 over the aggregate dividends paid per whole share of this series during the three-month period ending on such last day. Dividends on each full and each fractional share of this series are cumulative from the date such full or fractional share is originally issued.

In the event of any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, the holders of full and fractional shares of this series shall be entitled, before any distribution or payment is made on any date to the holders of the common stock or any other stock of ours ranking junior to this series upon liquidation, to be paid in full an amount per whole share of this series equal to the greater of $100 or the aggregate amount distributed or to be distributed in connection with such liquidation, dissolution or winding up to a holder of the Reference Package, together with accrued dividends to such distribution or payment date, whether or not earned or declared.

This series shall rank junior to all other series or classes of our preferred stock, now existing or hereafter created, as to payment of dividends and the distribution of assets, unless the terms of any such other series or class shall provide otherwise.

Each whole share of this series shall, on any matter, vote as a class with any other capital stock comprising part of the Reference Package and voting on such matter and shall have the number of votes thereon that a holder of the Reference Package would have.

The foregoing description of the Series E Preferred Stock is not, and any description of this series included in a prospectus supplement may not be, complete and is subject to and qualified in its entirety by reference to the certificate of designations, which was filed with the SEC on November 22, 2005 as Exhibit 4.02 to a Current Report on Form 8-K.

Shareholder Protection Rights Plan

On November 21, 2005, we adopted a Shareholder Protection Rights Agreement (“Rights Agreement”) pursuant to which we issued, on November 29, 2005, as a dividend, one right to acquire a fraction of a share of Series E Preferred Stock for each then outstanding share of common stock. Each share of common stock issued by us after such date also has included, and any subsequent shares of common stock issued by us prior to the Separation Time (as defined in the Rights Agreement) will include, an attached right.

The principal objective of the Rights Agreement is to cause someone interested in acquiring us to negotiate with our board of directors rather than launch an unsolicited or hostile bid. The Rights Agreement subjects a potential acquirer to substantial voting and economic dilution.

The rights initially are not exercisable and trade with our common stock. In the future, the rights may become exercisable with various provisions that may discourage a takeover bid. If a potential acquirer initiates a takeover bid or becomes the beneficial owner of 15% or more of our common stock, the rights will separate from the common stock. Upon separation, the holders of the rights may exercise their rights at an exercise price of $45 per right (the “Exercise Price”), subject to adjustment and payable in cash. Additionally, the rights have what are known as “flip-in” and “flip-over” provisions that could make any acquisition of us more costly to the potential acquirer. The “flip-in” provision provides that, in the event a potential acquirer acquires 15% or more of the outstanding shares of our common stock, upon payment of the exercise price, the holders of the rights will receive from us that number of shares of common stock having an aggregate market price equal to twice the Exercise Price, as adjusted. The “flip-over” provision allows the holder to purchase that number of shares of common/voting equity of a successor entity, if we are not the surviving corporation in a business combination, with an aggregate market price equal to twice the Exercise Price.

We have the right to substitute for any of our shares of common stock that we are obligated to issue, shares of Series E Preferred Stock at a ratio of one ten-thousandth of a share of Series E Preferred Stock for each share of common stock.

The rights may be redeemed upon approval of the board of directors at a redemption price of $0.01. The Rights Agreement expires on November 21, 2015.

The foregoing description of the rights and the Rights Agreement is not, and any description of the rights and the Rights Agreement included in a prospectus supplement may not be, complete and is subject to and qualified in its entirety by reference to the terms and provisions of the Rights Agreement, which was filed with the SEC on November 22, 2005 as Exhibit 4.01 to a Current Report on Form 8-K.

Shares Subject to Outstanding Warrants

The shares underlying the following previously issued warrants are offered hereby: (i) the outstanding five-year warrants issued in March 2009 entitling the holders to purchase an aggregate of up to 411,320 shares of common stock at an exercise price of $1.875 per share that expire on March 3, 2014 (the “March 2009 Warrants”), (ii) the outstanding five-year warrants issued in November 2010 entitling the holders to purchase an aggregate of up to 1,703,545 shares of common stock at an exercise price of $0.5352 per share that expire on November 3, 2015 (the “November 2010 Warrants”), and (iii) the outstanding five-year warrants issued in March 2011 entitling the holders to purchase an aggregate of up to 346,299 shares of common stock at an exercise price of $0.88 per share that expire on September 30, 2016 (the “March 2011 Warrants”).

March 2009 Warrants

Each warrant entitles the holder to purchase one share of common stock at an exercise price of $1.875 per share, commencing on March 3, 2009 and expiring on March 3, 2014. The warrants were issued pursuant to a Warrant Agreement entered into between us and American Stock Transfer and Trust Company, as warrant agent.

Warrants may be exercised by delivering, not later than 5:00 P.M., New York time, on any business day during the exercise period to the warrant agent the certificate representing the warrant or, in the case of book-entry warrants, the warrants being exercised free on the records of the Depositary Trust Company (DTC) to an account of the warrant agent at DTC along with a completed election to purchase and the payment of the exercise price for each warrant to be exercised by certified or official bank check or by bank wire transfer in immediately available funds. If we are unable to issue the shares of common stock upon exercise of the warrants because the registration statement covering the shares is subject to a stop order or has had its effectiveness suspended or withdrawn or if we are otherwise unable to issue the shares, and no exemption from registration is available by virtue of a cashless exercise as described below or otherwise, the warrants will not be exercisable. In such event, the warrants will not expire until five days after the date we are first able to issue the shares of common stock. In no event may the warrants be net cash settled.

If a registration statement, or an exemption from registration, is not available for the resale of the shares underlying the warrants, the warrants may also be exercised on a cashless basis pursuant to which the holder will receive a net number of shares of common stock determined according to the following formula:

Net number of shares  = [(A x B) - (A x C)] / B

where: A = the total number of shares with respect to which the warrant is then being exercised; B = the arithmetic average of the closing sale prices of the shares of common stock for the five consecutive trading days ending on the date immediately preceding the date of exercise; and C = the exercise price then in effect.

The exercise price and number of shares of common stock issuable on exercise of the warrants is subject to adjustment in the event of any stock split, reverse stock split, stock dividend, recapitalization, reorganization or similar transaction. However, the warrants will not be adjusted for issuances of shares of common stock at a price below their respective exercise prices. In the event of a fundamental transaction involving our consolidation or merger with or into another entity where we are not the surviving entity, the sale or all or substantially all of our properties or assets or the reorganization, recapitalization or reclassification of our common stock, it is a condition to such fundamental transaction that any successor to us whose common stock is traded on an eligible market assume or remain bound by the warrants pursuant to written agreement, including, if necessary, an agreement to deliver in exchange for the warrants a written instrument substantially similar to the warrants entitling the holder to acquire the successor’s capital stock at an exercise price that reflects the terms of the transaction. In the event that the successor does not have common stock traded on an eligible market, a holder of warrants will be entitled to receive an instrument substantially similar to the warrants exercisable for the consideration that would have been issuable in the fundamental transaction had the warrants been exercised immediately prior thereto.

The number of Warrant Shares that may be acquired by the registered holder upon any exercise of warrants shall be limited to the extent necessary to insure that, following such exercise, the total number of shares of Common Stock then beneficially owned by such holder and its affiliates and any other persons whose beneficial ownership of common stock would be aggregated with the holder's for purposes of Section 13(d) of the Exchange Act, does not exceed 9.999% of the total number of issued and outstanding shares of common stock (including for such purpose the shares of Common Stock issuable upon such exercise). This restriction may not be waived.

The warrants provide that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity, to cure, correct or supplement any defective provision, or to add or change any other provisions that do not adversely affect the interest of the warrant holders. All other changes require the written consent of the underwriter and the holders of a majority of the then outstanding warrants.

No fractional shares will be issued upon exercise of the warrants. If a holder exercises warrants and would be entitled to receive a fractional interest of a share, we will round up or down the number of common stock to be issued to the warrant holder to the nearest whole number of shares.

We will not pay any stamp or other tax or governmental charge required to be paid in connection with any transfer involved in the issue of shares of common stock issuable upon the exercise of warrants. In the event of any such transfer, we will not issue or deliver any shares until such tax or other charge shall have been paid or it has been established to our satisfaction that no such tax or other charge is due.

November 2010 Warrants

Each warrant entitles the holder to purchase one share of common stock at an exercise price of $0.5352 per share, commencing on November 3, 2010 and expiring on November 3, 2015. The warrants were issued pursuant to a Warrant Agreement entered into between us and American Stock Transfer and Trust Company, LLC, as warrant agent.

Warrants may be exercised by delivering, not later than 5:00 p.m., New York time, on any business day during the exercise period to the warrant agent the certificate representing the warrant or, in the case of book-entry warrants, the warrants being exercised free on the records of the Depositary Trust Company (DTC) to an account of the warrant agent at DTC along with a completed election to purchase and the payment of the exercise price for each warrant to be exercised by certified or official bank check or by bank wire transfer in immediately available funds. If we are unable to issue the shares of common stock upon exercise of the warrants because the registration statement covering the shares is subject to a stop order or has had its effectiveness suspended or withdrawn or if we are otherwise unable to issue the shares, and no exemption from registration is available by virtue of a cashless exercise as described below or otherwise, the warrants will not be exercisable. In such event, the warrants will not expire until five days after the date we are first able to issue the shares of common stock. In no event may the warrants be net cash settled.

If a registration statement, or an exemption from registration, is not available for the resale of the shares underlying the warrants, the warrants may also be exercised on a cashless basis pursuant to which the holder will receive a net number of shares of common stock determined according to the following formula:

Net number of shares  = [(A x B) - (A x C)] / B

where: A = the total number of shares with respect to which the warrant is then being exercised; B = the arithmetic average of the closing sale prices of the shares of common stock for the five consecutive trading days ending on the date immediately preceding the date of exercise; and C = the exercise price then in effect.

The exercise price and number of shares of common stock issuable on exercise of the warrants is subject to adjustment in the event of any stock split, reverse stock split, stock dividend, recapitalization, reorganization or similar transaction. In the event of a fundamental transaction involving our consolidation or merger with or into another entity where we are not the surviving entity, the sale of all or substantially all of our properties or assets or the reorganization, recapitalization or reclassification of our common stock, it is a condition to such fundamental transaction that any successor to us whose common stock is traded on an eligible market assume or remain bound by the warrants pursuant to written agreement, including, if necessary, an agreement to deliver in exchange for the warrants a written instrument substantially similar to the warrants entitling the holder to acquire the successor’s capital stock at an exercise price that reflects the terms of the transaction. In the event that the successor does not have common stock traded on an eligible market, a holder of warrants will be entitled to receive an instrument substantially similar to the warrants exercisable for the consideration that would have been issuable in the fundamental transaction had the warrants been exercised immediately prior thereto.

Unless the registered holder elected otherwise in writing at the time of the initial issuance of the warrants, the number of shares that may be acquired by the registered holder upon any exercise of warrants shall be limited to the extent necessary to insure that, following such exercise, the total number of shares of common stock then beneficially owned by such holder and its affiliates and any other persons whose beneficial ownership of common stock would be aggregated with the holder's for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, does not exceed 9.999% of the total number of issued and outstanding shares of common stock (including for such purpose the shares of common stock issuable upon such exercise). This restriction may not be waived.

The warrants provide that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity, to cure, correct or supplement any defective provision, or to add or change any other provisions that do not adversely affect the interest of the warrant holders. All other changes require the written consent of the holders of a majority of the then outstanding warrants.

No fractional shares will be issued upon exercise of the warrants. If a holder exercises warrants and would be entitled to receive a fractional interest of a share, we will pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the fair market value of the common stock less the exercise price.

We will not pay any stamp or other tax or governmental charge required to be paid in connection with any transfer involved in the issue of shares of common stock issuable upon the exercise of warrants. In the event of any such transfer, we will not issue or deliver any shares until such tax or other charge shall have been paid or it has been established to our satisfaction that no such tax or other charge is due.

March 2011 Warrants

Each warrant entitles the holder to purchase one share of our common stock at an exercise price of $0.88 per share, commencing on September 30, 2011 and expiring on September 30, 2016.

The warrants may be exercised, in whole or in part, at any time or times during the five-year exercise period, by delivering to us a duly executed facsimile copy of the notice of exercise, in the form annexed to each warrant. Within three trading days following delivery of the notice, the holder must deliver the aggregate exercise price for the shares specified in the notice by wire transfer or cashier’s check drawn on a United States bank (unless the warrant is exercised on a cashless basis as described below).

If a registration statement is not available for the sale by us of the shares underlying the warrants, the warrants may only be exercised on a cashless basis pursuant to which the holder will receive a net number of shares of common stock determined according to the following formula:

Net number of shares = (A - B) * X / A

where: A = the volume weighted average price (VWAP) on the trading day immediately preceding the date on which holder elects to exercise a warrant by means of a “cashless exercise,” as set forth in the applicable notice of exercise; B = the exercise price of the warrant, as adjusted; and X = the number of shares that would be issuable if such exercise were by means of a cash exercise rather than a cashless exercise. The warrants may only be exercised on a cashless basis if an exemption from registration would be available for such exercise.

The exercise price and number of shares of common stock issuable on exercise of the warrants is subject to adjustment in the event of any stock split, reverse stock split, stock dividend or reclassification of the common stock. In the event of a fundamental transaction involving (1) our consolidation or merger with or into another entity, (2) the sale of all or substantially all of our properties or assets, (3) the completion of a tender offer or exchange offer for our common stock which has been accepted by holders of 50% or more of the outstanding common stock, (4) the reclassification, reorganization or recapitalization of our common stock, or (5) the completion of a stock purchase agreement or other business combination in which another person or entity acquires more than 50% of our common stock, a holder of warrants will be entitled to receive, at the holder’s option, the number of shares of common stock of the successor corporation and any additional consideration that the holder would have been entitled to receive if the warrant had been exercised immediately prior to such fundamental transaction. Any successor to us or surviving entity will assume the obligations under the warrant.

The number of shares that may be acquired by the registered holder upon any exercise of warrants shall be limited to the extent necessary to insure that, following such exercise, the total number of shares of common stock then beneficially owned by such holder and its affiliates and any other persons whose beneficial ownership of common stock would be aggregated with the holder's for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, does not exceed 4.999% of the total number of issued and outstanding shares of common stock (including for such purpose the shares of common stock issuable upon such exercise). This limitation may be increased or waived, but only upon 61 days notice from the holder.

The warrants provide that the terms of the warrant may only be amended with the consent of the holder.

No fractional shares will be issued upon exercise of the warrants. If a holder exercises warrants and would be entitled to receive a fractional interest of a share, we will pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the fair market value of the common stock less the exercise price.

We will not pay any stamp or other tax or governmental charge required to be paid in connection with any transfer involved in the issue of shares of common stock issuable upon the exercise of warrants. In the event of any such transfer, we will not issue or deliver any shares until such tax or other charge shall have been paid or it has been established to our satisfaction that no such tax or other charge is due.

Provisions of Florida Law and Our Charter and Bylaws

Certain provisions of Florida law and of our charter and bylaws could make our acquisition by a third party, a change in our incumbent management, or a similar change of control more difficult. The provisions described below may discourage certain types of coercive takeover practices and inadequate takeover bids, and encourage persons seeking to acquire control of us to first negotiate with our board of directors. The provisions also may discourage certain tactics that may be used in proxy fights. We believe that these provisions help to protect our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us, and that this benefit outweighs the potential disadvantages of discouraging such a proposal because our ability to negotiate with the proponent could result in an improvement of the terms of the proposal. These provisions are also intended to enhance the likelihood of continuity and stability in the composition of the policies formulated by our board of directors.

Director Nominations and Special Meetings. Nominations for our board of directors may be made by our board or by any holder of common stock. A shareholder entitled to vote for the election of directors may nominate a person for election as director only if the shareholder provides written notice of his nomination to our secretary not later than 120 days in advance of the same day and month that our proxy statement was released to shareholders in connection with the previous year’s annual meeting of shareholders or, if no annual meeting was held in the previous year, then by the end of the fiscal year to which the annual meeting in which the nomination will be made relates. A special meeting of our shareholders may be called only by our board of directors or our chief executive officer. These provisions of our bylaws could delay or prevent a change in control of our company.

Preferred Stock. Our board of directors may issue, without shareholder approval, up to 15,000,000 shares of preferred stock, and fix the rights and preferences thereof, without a further vote of the shareholders, which may prevent a takeover.

Florida Law. We may be subject to several anti-takeover provisions under Florida law that apply to public corporations organized under Florida law, unless the corporation has elected to opt out of those provisions in its articles of incorporation or by-laws. We have not elected to opt out of these provisions, although they may not be applicable to us or to a specific transaction if certain conditions are not met. The Florida Business Corporation Act contains a “control share” provision that, when applicable, generally prohibits the voting of shares in a publicly-held Florida corporation that are acquired in a “control share acquisition” unless the holders of a majority of the corporation’s voting shares (exclusive of shares held by officers of the corporation, inside directors, or the acquiring party) approve the granting of voting rights as to the shares acquired in the control share acquisition. A “control share acquisition” is defined as an acquisition that immediately thereafter entitles the acquiring party to vote in the election of directors within each of the following ranges of voting power: (i) one-fifth or more but less than one-third of such voting power, (ii) one-third or more but less than a majority of such voting power, and (iii) a majority or more of such voting power.

The Florida Business Corporation Act also contains an “affiliated transaction” provision that, when applicable, generally prohibits a publicly-held Florida corporation from engaging in a broad range of business combinations or other extraordinary corporate transactions with an “interested shareholder” unless, among other events, (i) the transaction is approved by a majority of disinterested directors before the person becomes an interested shareholder, (ii) the interested shareholder has owned at least 80% of the corporation’s outstanding voting shares for at least five years, or (iii) the transaction is approved by the holders of two-thirds of the corporation’s voting shares other than those owned by the interested shareholder. An interested shareholder is defined as a person who together with affiliates and associates beneficially owns more than 10% of the corporation’s outstanding voting shares.

Listing

Our common stock is listed on the NASDAQ Capital Market under the symbol “PRKR.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, 6201 15th Avenue, Brooklyn, New York 11219, and can be reached at (800) 937-5449. The transfer agent and registrar for any series of preferred stock will be set forth in the applicable prospectus supplement.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of preferred stock, common stock or debt securities, or any combination of these securities. Warrants may be issued independently or together with other securities and may be attached to or separate from any offered securities. We may issue the warrants directly or under warrant agreements to be entered into between a warrant agent and us.

Any warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

The following outlines some of the general terms and provisions of the warrants that we may issue. A prospectus supplement will describe the particular terms of any warrants offered from time to time, and may supplement or change the terms outlined below. We will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, a form of the warrant or form of the warrant agreement and warrant certificate that sets forth the terms of the particular warrants we are offering. The summary of such terms contained in this prospectus and in the applicable prospectus supplement is qualified in its entirety by reference to such warrant or warrant agreement and warrant certificate. We urge you to read the warrant or warrant agreement and warrant certificate and the additional description of the terms of the warrants included in the prospectus supplement.

Debt Warrants

The prospectus supplement relating to a particular issue of warrants exercisable for debt securities will describe the terms of those warrants, including the following:

•	the title of the warrants;

•	the offering price for the warrants, if any;

•	the aggregate number of the warrants;

•	the designation and terms of the debt securities purchasable upon exercise of the warrants;

•	if applicable, the designation and terms of the securities that the warrants are issued with and the number of warrants issued with each security;

•	if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

•	the principal amount and price of debt securities that may be purchased upon exercise of a warrant;

•	the dates on which the right to exercise the warrants commence and expire;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	whether the warrants represented by the warrant certificates or debt securities that may be issued upon exercise of the warrants will be issued in registered or bearer form;

•	information relating to book-entry procedures, if any;

•	if applicable, a discussion of material U.S. federal income tax considerations;

•	anti-dilution provisions of the warrants, if any;

•	redemption or call provisions, if any, applicable to the warrants; and

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Stock Warrants

The prospectus supplement relating to a particular issue of warrants exercisable for common stock or preferred stock will describe the terms of the common stock warrants and preferred stock warrants, including the following:

•	the title of the warrants;

•	the offering price for the warrants, if any;

•	the aggregate number of the warrants;

•	the designation and terms of the common stock or preferred stock that may be purchased upon exercise of the warrants;

•	if applicable, the designation and terms of the securities that the warrants are issued with and the number of warrants issued with each security;

•	if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

•	the number of shares and price of common stock or preferred stock that may be purchased upon exercise of a warrant;

•	the dates on which the right to exercise the warrants commence and expire;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	if applicable, a discussion of material U.S. federal income tax considerations;

•	anti-dilution provisions of the warrants, if any;

•	redemption or call provisions, if any, applicable to the warrants; and

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Exercise of Warrants

Each warrant will entitle the holder of the warrant to purchase at the exercise price set forth in the applicable prospectus supplement the principal amount of debt securities or shares of common stock or preferred stock being offered. Holders may exercise warrants at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will be void. Holders may exercise warrants as set forth in the prospectus supplement relating to the warrants being offered.

Until a holder exercises the warrants to purchase any securities underlying the warrants, the holder will not have any rights as a holder of the underlying securities by virtue of ownership of warrants.

DESCRIPTION OF DEBT SECURITIES

We may offer any combination of senior debt securities or subordinated debt securities. We may issue the senior debt securities and the subordinated debt securities under separate indentures between us, as issuer, and the trustee or trustees identified in a prospectus supplement. Further information regarding the trustee may be provided in the prospectus supplement. The form for each type of indenture is filed as an exhibit to the registration statement of which this prospectus is a part.

The following outlines some of the general terms and provisions of the debt securities that we may issue. A prospectus supplement will describe the particular terms of any debt securities offered from time to time, and may supplement or change the terms outlined below. We will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, a form of the indenture supplement that sets forth the terms of the particular debt securities we are offering. The summary of such debt securities contained in this prospectus and in the applicable prospectus supplement is qualified in its entirety by reference to the indentures and the applicable indenture supplement. We urge you to read the indentures, the applicable indenture supplement and the additional description of the debt securities in the prospectus supplement.

General

Within the total dollar amount of this shelf registration statement, we may issue an unlimited principal amount of debt securities in separate series. We may specify a maximum aggregate principal amount for the debt securities of any series. The debt securities will have terms that are consistent with the indentures. Senior debt securities will be unsubordinated obligations and will rank equal with all our other unsubordinated debt. Subordinated debt securities will be paid only if all payments due under our senior indebtedness, including any outstanding senior debt securities, have been made.

The indentures might not limit the amount of other debt that we may incur or whether that debt is senior to the debt securities offered by this prospectus, and might not contain financial or similar restrictive covenants. The indentures might not contain any provision to protect holders of debt securities against a sudden or dramatic decline in our ability to pay our debt.

The prospectus supplement will describe the debt securities and the price or prices at which we will offer the debt securities. The description will include:

•	the title and form of the debt securities;

•	any limit on the aggregate principal amount of the debt securities or the series of which they are a part;

•
the date or dates on which we must repay the principal, the maturity date and the principal amount due at maturity and whether the securities will be offered at a price such that they will be deemed an “original issue discount”;

•	the person to whom any interest on a debt security of the series will be paid;

•	the rate or rates at which the debt securities will bear interest;

•	if any, the date or dates from which interest will accrue, and the dates on which we must pay interest;

•	the place or places where we must pay the principal and any premium or interest on the debt securities;

•	the terms and conditions on which we may redeem any debt security, if at all;

•	any obligation to redeem or purchase any debt securities, and the terms and conditions on which we must do so;

•	the denominations in which we may issue the debt securities;

•	the currency in which we will pay the principal of and any premium or interest on the debt securities and whether we may pay in property other than cash, including our securities;

•	the principal amount of the debt securities that we will pay upon declaration of acceleration of their maturity;

•
whether and under what circumstances, if any, we will pay additional amounts on any debt securities held by a person who is not a United States person for tax purposes, and whether we can redeem the debt securities if we have to pay such additional amounts;

•	if applicable, that the debt securities are defeasible and the terms of such defeasance;

•	if applicable, the terms of any right to convert debt securities into, or exchange debt securities for, shares of our debt securities, preferred stock or common stock or other securities or property;

•	whether we will issue the debt securities in the form of one or more global securities and, if so, the respective depositaries for the global securities and the terms of the global securities;

•	the subordination provisions that will apply to any subordinated debt securities;

•
any addition to or change in the events of default applicable to the debt securities and any change in the right of the trustee or the holders to declare the principal amount of any of the debt securities due and payable;

•	any addition to or change in the covenants in the indentures; and

•	any other terms of the debt securities not inconsistent with the applicable indentures.

We may sell the debt securities at a substantial discount below their stated principal amount. We will describe U.S. federal income tax considerations, if any, applicable to debt securities sold at an original issue discount in the prospectus supplement. An “original issue discount security” is any debt security sold for less than its face value, and which provides that the holder cannot receive the full face value if maturity is accelerated. The prospectus supplement relating to any original issue discount securities will describe the particular provisions relating to acceleration of the maturity upon the occurrence of an event of default. In addition, we will describe U.S. federal income tax or other considerations applicable to any debt securities that are denominated in a currency or unit other than U.S. dollars in the prospectus supplement.

Conversion and Exchange Rights

The prospectus supplement will describe, if applicable, the terms on which you may convert debt securities into or exchange them for debt securities, preferred stock and common stock or other securities or property. The conversion or exchange may be mandatory or may be at our option or at your option. The prospectus supplement will describe how the amount of debt securities, number of shares of preferred stock and common stock or other securities or property to be received upon conversion or exchange would be calculated.

Subordination of Subordinated Debt Securities

The indebtedness underlying any subordinated debt securities will be payable only if all payments due under our senior indebtedness, as defined in the applicable indenture and any indenture supplement, including any outstanding senior debt securities, have been made. If we distribute our assets to creditors upon any dissolution, winding-up, liquidation or reorganization or in bankruptcy, insolvency, receivership or similar proceedings, we must first pay all amounts due or to become due on all senior indebtedness before we pay the principal of, or any premium or interest on, the subordinated debt securities. In the event the subordinated debt securities are accelerated because of an event of default, we may not make any payment on the subordinated debt securities until we have paid all senior indebtedness or the acceleration is rescinded. If the payment of subordinated debt securities accelerates because of an event of default, we must promptly notify holders of senior indebtedness of the acceleration.

If we experience a bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of subordinated debt securities may receive less, ratably, than our other creditors. The indenture for subordinated debt securities may not limit our ability to incur additional senior indebtedness.

Form, Exchange and Transfer

We will issue debt securities only in fully registered form, without coupons, and only in denominations of $1,000 and integral multiples thereof, unless the prospectus supplement provides otherwise. The holder of a debt security may elect, subject to the terms of the indentures and the limitations applicable to global securities, to exchange them for other debt securities of the same series of any authorized denomination and of similar terms and aggregate principal amount.

Holders of debt securities may present them for exchange as provided above or for registration of transfer, duly endorsed or with the form of transfer duly executed, at the office of the transfer agent we designate for that purpose. We will not impose a service charge for any registration of transfer or exchange of debt securities, but we may require a payment sufficient to cover any tax or other governmental charge payable in connection with the transfer or exchange. We will name the transfer agent in the prospectus supplement. We may designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, but we must maintain a transfer agent in each place where we will make payment on debt securities.

If we redeem the debt securities, we will not be required to issue, register the transfer of or exchange any debt security during a specified period prior to mailing a notice of redemption. We are not required to register the transfer of or exchange of any debt security selected for redemption, except the unredeemed portion of the debt security being redeemed.

Global Securities

The debt securities may be represented, in whole or in part, by one or more global securities that will have an aggregate principal amount equal to that of all debt securities of that series. Each global security will be registered in the name of a depositary identified in the prospectus supplement. We will deposit the global security with the depositary or a custodian, and the global security will bear a legend regarding the restrictions on exchanges and registration of transfer.

No global security may be exchanged in whole or in part for debt securities registered, and no transfer of a global security in whole or in part may be registered, in the name of any person other than the depositary or any nominee or successor of the depositary unless:

•	the depositary is unwilling or unable to continue as depositary; or

•	the depositary is no longer in good standing under the Exchange Act or other applicable statute or regulation.

The depositary will determine how all securities issued in exchange for a global security will be registered.

As long as the depositary or its nominee is the registered holder of a global security, we will consider the depositary or the nominee to be the sole owner and holder of the global security and the underlying debt securities. Except as stated above, owners of beneficial interests in a global security will not be entitled to have the global security or any debt security registered in their names, will not receive physical delivery of certificated debt securities and will not be considered to be the owners or holders of the global security or underlying debt securities. We will make all payments of principal, premium and interest on a global security to the depositary or its nominee. The laws of some jurisdictions require that some purchasers of securities take physical delivery of such securities in definitive form. These laws may prevent you from transferring your beneficial interests in a global security.

Only institutions that have accounts with the depositary or its nominee and persons that hold beneficial interests through the depositary or its nominee may own beneficial interests in a global security. The depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants. Ownership of beneficial interests in a global security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or any such participant.

The policies and procedures of the depositary may govern payments, transfers, exchanges and other matters relating to beneficial interests in a global security. We and the trustee will assume no responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a global security.

Payment and Paying Agents

We will pay principal and any premium or interest on a debt security to the person in whose name the debt security is registered at the close of business on the regular record date for such interest.

We will pay principal and any premium or interest on the debt securities at the office of our designated paying agent. Unless the prospectus supplement indicates otherwise, the corporate trust office of the trustee will be the paying agent for the debt securities.

Any other paying agents we designate for the debt securities of a particular series will be named in the prospectus supplement. We may designate additional paying agents, rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, but we must maintain a paying agent in each place of payment for the debt securities.

The paying agent will return to us all money we pay to it for the payment of the principal, premium or interest on any debt security that remains unclaimed for a specified period. Thereafter, the holder may look only to us for payment, as an unsecured general creditor.

Consolidation, Merger and Sale of Assets

Under the terms of the indentures, so long as any securities remain outstanding, we may not consolidate or enter into a share exchange with or merge into any other person, in a transaction in which we are not the surviving corporation, or sell, convey, transfer or lease our properties and assets substantially as an entirety to any person, unless:

•	the successor assumes our obligations under the debt securities and the indentures; and

•	we meet the other conditions described in the indentures.

Events of Default

Each of the following will constitute an event of default under each indenture:

•	failure to pay any interest on any debt security when due, for more than a specified number of days past the due date;

•	failure to pay any principal or deposit any sinking fund payment when due;

•	failure to perform any covenant or agreement in the indenture that continues for a specified number of days after written notice has been given by the trustee or the holders of a specified percentage in aggregate principal amount of the debt securities of that series;

•	events of bankruptcy, insolvency or reorganization; and

•	any other event of default specified in the prospectus supplement.

If an event of default occurs and continues, both the trustee and holders of a specified percentage in aggregate principal amount of the outstanding securities of that series may declare the principal amount of the debt securities of that series to be immediately due and payable. The holders of a majority in aggregate principal amount of the outstanding securities of that series may rescind and annul the acceleration if all events of default, other than the nonpayment of accelerated principal, have been cured or waived.

Except for its duties in case of an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request or direction of any of the holders, unless the holders have offered the trustee reasonable indemnity. If they provide this indemnification and subject to conditions specified in the applicable indenture, the holders of a majority in aggregate principal amount of the outstanding securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

No holder of a debt security of any series may institute any proceeding with respect to the indentures, or for the appointment of a receiver or a trustee, or for any other remedy, unless:

•	the holder has previously given the trustee written notice of a continuing event of default;

•
the holders of a specified percentage in aggregate principal amount of the outstanding securities of that series have made a written request upon the trustee, and have offered reasonable indemnity to the trustee, to institute the proceeding;

•	the trustee has failed to institute the proceeding for a specified period of time after its receipt of the notification; and

•
the trustee has not received a direction inconsistent with the request within a specified number of days from the holders of a specified percentage in aggregate principal amount of the outstanding securities of that series.

Modification and Waiver

We and the trustee may change an indenture without the consent of any holders with respect to specific matters, including:

•	to fix any ambiguity, defect or inconsistency in the indenture; and

•	to change anything that does not materially adversely affect the interests of any holder of debt securities of any series.

In addition, under the indentures, the rights of holders of a series of notes may be changed by us and the trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, we and the trustee may only make the following changes with the consent of the holder of any outstanding debt securities affected:

•	extending the fixed maturity of the series of notes;

•	reducing the principal amount, reducing the rate of or extending the time of payment of interest, or any premium payable upon the redemption, of any debt securities; or

•	reducing the percentage of debt securities the holders of which are required to consent to any amendment.

The holders of a majority in principal amount of the outstanding debt securities of any series may waive any past default under the indenture with respect to debt securities of that series, except a default in the payment of principal, premium or interest on any debt security of that series or in respect of a covenant or provision of the indenture that cannot be amended without each holder’s consent.

Except in limited circumstances, we may set any day as a record date for the purpose of determining the holders of outstanding debt securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the indentures. In limited circumstances, the trustee may set a record date. To be effective, the action must be taken by holders of the requisite principal amount of such debt securities within a specified period following the record date.

Defeasance

To the extent stated in the prospectus supplement, we may elect to apply the provisions in the indentures relating to defeasance and discharge of indebtedness, or to defeasance of restrictive covenants, to the debt securities of any series. The indentures provide that, upon satisfaction of the requirements described below, we may terminate all of our obligations under the debt securities of any series and the applicable indenture, known as legal defeasance, other than our obligation:

•	to maintain a registrar and paying agents and hold monies for payment in trust;

•	to register the transfer or exchange of the notes; and

•	to replace mutilated, destroyed, lost or stolen notes.

In addition, we may terminate our obligation to comply with any restrictive covenants under the debt securities of any series or the applicable indenture, known as covenant defeasance.

We may exercise our legal defeasance option even if we have previously exercised our covenant defeasance option. If we exercise either defeasance option, payment of the notes may not be accelerated because of the occurrence of events of default.

To exercise either defeasance option as to debt securities of any series, we must irrevocably deposit in trust with the trustee money and/or obligations backed by the full faith and credit of the United States that will provide money in an amount sufficient in the written opinion of a nationally recognized firm of independent public accountants to pay the principal of, premium, if any, and each installment of interest on the debt securities. We may only establish this trust if, among other things:

•	no event of default shall have occurred or be continuing;

•
in the case of legal defeasance, we have delivered to the trustee an opinion of counsel to the effect that we have received from, or there has been published by, the Internal Revenue Service a ruling or there has been a change in law, which in the opinion of our counsel, provides that holders of the debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred;

•
in the case of covenant defeasance, we have delivered to the trustee an opinion of counsel to the effect that the holders of the debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred; and

•	we satisfy other customary conditions precedent described in the applicable indenture.

Notices

We will mail notices to holders of debt securities as indicated in the prospectus supplement.

Title

We may treat the person in whose name a debt security is registered as the absolute owner, whether or not such debt security may be overdue, for the purpose of making payment and for all other purposes.

Governing Law

The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York.

PLAN OF DISTRIBUTION OF SHELF SECURITIES

We may sell or issue the shelf securities from time to time in any one or more of the following ways:

•	through underwriters or dealers;

•	through agents;

•	directly to purchasers or a single purchaser; or

•	through a combination of any of these methods.

In addition, the manner in which we, or any selling shareholder, may sell some or all of the securities covered by this prospectus includes, without limitation, through:

•	a rights offering;

•	exercises of warrants or other rights;

•
an “at the market” offering, within the meaning of Rule 415(a)(4) of the Securities Act  of 1933, as amended, to or through a market maker or into an existing trading market on an exchange or otherwise;

•	a block trade in which a broker-dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers; and

•	privately negotiated transactions.

The distribution of the securities may be effected from time to time in one or more transactions:

•	at a fixed price, or prices, which may be changed from time to time;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

For each offering of securities hereunder, we will describe the method of distribution of such securities, among other things, in a prospectus supplement. A prospectus supplement will set forth the terms of the offering of the shelf securities, including:

•	the name or names of any agents or underwriters;

•	the purchase price of the securities being offered and the proceeds we will receive from the sale;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges or markets on which such securities may be listed.

If underwriters are used in the sale of the securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of the securities if any are purchased. Any initial public offering price and any discounts or concessions allowed or paid to dealers may be changed from time to time.

If a dealer is used in the sale of the securities, we will sell such securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale. We may negotiate and pay dealers’ commissions, discounts or concessions for their services. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act of 1933, as amended, of our securities so offered and sold.

We may sell the securities directly, in which case no underwriters or agents would be involved, or we may sell the securities through agents designated by us from time to time. If agents are used in the sale of the securities, the agent will not purchase any securities for its own account, but will arrange for the sale of the securities. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment. We may negotiate and pay agent’s fees or commissions for their services. If the securities are sold directly by us, we may sell the securities to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended, with respect to any sale of those securities.

We may authorize underwriters, dealers or agents to solicit offers by institutional investors, such as commercial banks and investment companies, to purchase the shelf securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The conditions to these contracts and the commissions payable for solicitation of the contracts will be set forth in the applicable prospectus supplement.

Underwriters, dealers or agents could make sales in an “at-the-market” offering, directly on the Nasdaq Capital Market, the existing trading market for our common stock, or such other exchange or automated quotation system on which our securities trade, or to or through a market maker other than on an exchange.

We may issue the securities as a dividend or distribution or in a subscription rights offering to our existing security holders. If we offer securities in a subscription rights offering to our existing security holders, we may enter into a standby underwriting agreement with dealers, acting as standby underwriters. We may pay the standby underwriters a commitment fee for the securities they commit to purchase on a standby basis. If we do not enter into a standby underwriting arrangement, we may retain a dealer-manager to manage a subscription rights offering for us.

Compensation

In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc., or FINRA, the aggregate maximum discount, commission or agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the proceeds from any offering pursuant to this prospectus and any applicable prospectus supplement.

Indemnification

Any underwriters and agents may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribution with respect to payments which the agents or underwriters may be required to make in respect of their liabilities.

Stabilization Activities

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include over allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if such offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher then the price that might otherwise prevail in the open market. If commenced, these activities may be discontinued at any time.

Passive Market Making

Any underwriters who are qualified market makers may engage in passive market making transactions in the securities in accordance with Rule 103 of Regulation M.

Trading Markets

Unless otherwise specified in the applicable prospectus supplement, securities offered under this prospectus will be a new issue and, other than the common stock, which is quoted on the NASDAQ Capital Market, will have no established trading market. We may elect to list any other class or series of securities on an exchange, and in the case of the common stock, on any additional exchange, but, unless otherwise specified in the applicable prospectus supplement, we shall not be obligated to do so. Any underwriters to whom securities are sold for public offering and sale may make a market in the securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities may or may not be listed on a national securities exchange or a foreign securities exchange. No assurance can be given as to the liquidity of the trading market for any of the securities.

Other Matters

Any underwriters, dealers and agents, and their associates and affiliates may be customers of, have borrowing relationships with, engage in other transactions with, or perform services, including investment banking services, for us or one or more of our respective affiliates in the ordinary course of business.

We will bear all costs, expenses and fees associated with the registration of the shares of common stock.

LEGAL MATTERS

The validity of the securities offered will be passed on for us by our counsel, Graubard Miller, New York, New York.

EXPERTS

The financial statements incorporated in this prospectus by reference to the annual report on Form 10-K for the year ended December 31, 2011 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP (which contains an explanatory paragraph relating to the Company's ability to continue as a going concern as described in Note 2 to the financial statements), an independent registered certified public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Our SEC filings are available to the public over the Internet at the SEC’s web site at  http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. This prospectus incorporates by reference our documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until all of the securities are sold.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2011 (filed on March 30, 2012);

•	Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2012 (filed on May 15, 2012) and June 30, 2012 (filed on August 14, 2012);

•
Current Reports on Form 8-K dated March 23, 2012 (filed on March 26, 2012), April 12, 2012 (filed on April 13, 2012), April 18, 2012 (filed April 18, 2012), May 1, 2012 (filed on May 1, 2012), June 6, 2012 (filed on June 7, 2012), June 7, 2012 (filed on June 7, 2012), and July 16, 2012 (filed on July 18, 2012);

•	Proxy Statement dated August 16, 2012, to be used in connection with the annual meeting of shareholders on October 2, 2012; and

•
Form 8-A effective on November 30, 1993 and Form 8-A effective on November 22, 2005 registering our common stock and our rights to purchase our Series E Preferred Stock, respectively, under Section 12(g) of the Securities Exchange Act of 1934, as amended.

Any statement contained in a document filed before the date of this prospectus and incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Any information that we file after the date of this prospectus with the SEC will automatically update and supersede the information contained in this prospectus. Notwithstanding the foregoing, we are not incorporating any document or portion thereof or information deemed to have been furnished and not filed in accordance with SEC rule.

We will provide you with a copy of any or all of the information that has been incorporated by reference in this prospectus, without charge, upon written or oral request directed to ParkerVision, Inc., Attention: Investor Relations, 7915 Baymeadows Way, Suite 400, Jacksonville, Florida 32256, telephone number (904) 732-6100.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The estimated expenses in connection with the sale of the securities being registered hereby, are as follows:

SEC registration fee*	$2,122.86
Legal fees and expenses	15,000.00
Accounting fees and expenses	5,000.00
Miscellaneous	2,500.00
Total	$24,622.86

*	Of the SEC registration fee, $704.27 was previously paid in connection with Registration Statement No. 333-161903.

All expenses, other than the SEC registration fee, are estimated. The actual expenses incurred will depend on the securities offered, the number of issuances and the nature of the offerings.

Item 15.	Indemnification of Directors and Officers.

The laws of the Florida permit the indemnification of directors, employees, officers and agents of Florida corporations. Our articles of incorporation and bylaws provide that we shall indemnify to the fullest extent permitted by Florida law any person whom we indemnify under that law.

The provisions of Florida law that authorize indemnification do not eliminate the duty of care of a director. In appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available. In addition, each director will continue to be subject to liability for (a) violations of criminal laws, unless the director has reasonable cause to believe that his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (b) deriving an improper personal benefit from a transaction, (c) voting for or assenting to an unlawful distribution and (d) willful misconduct or conscious disregard for our best interests in a proceeding by or in our right to procure a judgment in its favor or in a proceeding by or in the right of a stockholder. The statute does not affect a director's responsibilities under any other law, such as the federal securities laws.

We have entered into indemnification and reimbursement agreements with each of our directors.

The effect of the foregoing is to require us to indemnify our officers and directors for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he or she reasonably believed to be in or not contrary to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

We have directors and officers insurance which includes insurance for claims against these persons brought under securities laws.

To the extent that we indemnify our management for liabilities arising under securities laws, we have been informed by the SEC that this indemnification is against public policy and is therefore unenforceable.

Item 16.	Exhibits

A list of the exhibits required by Item 601 of Regulation S-K to be filed as part of this registration statement is set forth in the Exhibit Index on page II-7.

Item 17.	Undertakings

(a)        The undersigned registrant hereby undertakes:

(1)        To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)         To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)        To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)        To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that:

Paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)        That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5)        That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	(A)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)           Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section

10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)        That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)         Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)        Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)        The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)       Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(j)         The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the SEC under Section 305(b)(2) of the Trust Indenture Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Jacksonville, Florida on September 4, 2012.

PARKERVISION, INC

By:	/s/ Jeffrey L. Parker
	Name:	Jeffrey L. Parker
	Title:	Chairman of the Board
and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeffrey L. Parker and Cynthia L. Poehlman, and each of them, with full power to act without the other, such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement, any and all amendments thereto (including post-effective amendments), any subsequent Registration Statements pursuant to Rule 462 of the Securities Act of 1933, as amended, and any amendments thereto and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange  Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures		Title	Date

By:	/s/ Jeffrey L. Parker	Chief Executive Officer and Chairman of the	September 4, 2012
	Jeffrey L. Parker	Board (Principal Executive Officer)

By:	/s/ Cynthia L. Poehlman	Chief Financial Officer and Secretary	September 4, 2012
	Cynthia L. Poehlman	(Principal Financial Officer and Principal Accounting Officer)

By:	/s/ David F. Sorrells	Chief Technical Officer and Director	September 4, 2012
David F. Sorrells

By:	/s/ William A. Hightower	Director	September 4, 2012
William A. Hightower

By:	/s/ John Metcalf	Director	September 4, 2012
John Metcalf

Signatures	Title	Date

By:	/s/ Robert G. Sterne	Director	September 4, 2012
Robert G. Sterne

By:	/s/ Nam P. Suh	Director	September 4, 2012
Nam P. Suh

By:	/s/ Papken S. Der Torossian	Director	September 4, 2012
Papken S. Der Torossian

EXHIBIT INDEX

Exhibit No.	Description

1.1	Form of Underwriting Agreement or other similar agreement.**

4.1	Specimen Common Stock Certificate.(1)

4.2	Form of Articles of Amendment for Preferred Stock.**

4.3	Form of Warrant.**

4.4	Form of Indenture for Senior Debt Securities between the Registrant and Trustee to be designated.*

4.5	Form of Indenture for Subordinated Debt Securities between the Registrant and Trustee to be designated.*

4.6	Form of Warrant Agreement between ParkerVision, Inc. and American Stock Transfer and Trust Company, LLC for warrants issued in March 2009.(2)

4.7	Form of Warrant Agreement between ParkerVision, Inc. and American Stock Transfer and Trust Company, LLC for warrants issued in November 2010.(3)

4.8	Form of Warrant for warrants issued in March 2011.(4)

5.1	Opinion of Graubard Miller.*

10.1	Form of Securities Purchase Agreement or other similar agreement.**

12.1	Computation of ratio of earnings to fixed charges.*

23.1	Consent of PricewaterhouseCoopers LLP.*

23.2	Consent of Graubard Miller (included in its opinion filed as Exhibit 5.1).

24	Power of Attorney (set forth on signature page).

25	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of the Trustee under an indenture.***

*	Filed herewith.

**
To be filed, if applicable, subsequent to the effectiveness of this Registration Statement by an amendment to this Registration Statement or by incorporation by reference through a Current Report on Form 8-K filed in connection with an offering of securities.

***	To be filed subsequent to the effectiveness of this Registration Statement pursuant to Section 305(b)(2) of the Trust Indenture Act of 1939, as amended.

(1)	Incorporated by reference to Exhibit 4.1 of Registration Statement No. 33-70588-A.

(2)	Incorporated by reference to Exhibit 4.2 of Form 8-K/A filed on March 2, 2009.

(3)	Incorporated by reference to Exhibit 4.2 of Form 8-K filed on October 29, 2010.

(4)	Incorporated by reference to Exhibit 4.1 of Form 8-K filed on March 25, 2011.